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              SECURITIES AND EXCHANGE COMMISSION


                     Washington, DC 20549


                           FORM 8-K
                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      January 27, 1995
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                                                      (January 26, 1995)
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             PUBLIC SERVICE COMPANY OF NEW MEXICO
    (Exact Name of Registrant as Specified in its Charter)



                                  Commission
          New Mexico              File Number 1-6986       85-0019030
          ----------                          ------       ----------
 (State or Other Jurisdiction                           (I.R.S. Employer
      of Incorporation)                               Identification Number)



     Alvarado Square, Albuquerque, New Mexico              87158
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     (Address of Principal Executive Offices)           (Zip Code)



                        (505) 848-2700
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     (Registrant's Telephone Number, Including Area Code)




 (Former Name or Former Address if Changed, Since Last Report)



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ITEM 5. OTHER EVENTS

Unaudited 1994 Earnings Released

The following is the text of the Company's Financial Press Release, dated January 26, 1995:

                  PNM REPORTS 1994 RESULTS

ALBUQUERQUE, New Mexico, January 26, 1995 -- Public Service Company of New Mexico (PNM) today reported unaudited net earnings available for common of $73.9 million, or $1.77 per share, for 1994, compared to a net loss of $68.3 million or ($1.64) per share of common stock in the previous year.

Excluding a gain and associated tax benefit of $6.1 million, or 15 cents per share, on the sale of 35 MW of San Juan Unit 4, and a charge of $1.8 million, or 4 cents per share, for costs related to past diversification efforts, 1994 earnings from operations were $69.6 million, or $1.66 a share. In 1993, restructuring charges and write-offs of $128.9 million were partially offset by one-time gains from asset sales of $15.4 million. Earnings from operations excluding those charges and gains in 1993 were $45.2 million, or $1.08 a share.

For the fourth quarter of 1994, PNM reported earnings available for common of $13.6 million, or 33 cents per share, on total revenues of $220.9 million. In the comparable quarter of 1993, the company reported a net loss of $104.7 million, or ($2.51) per share, on revenues of $230.7 million.

Fourth quarter electric revenues reflect the impact of a rate reduction for electric customers, which took effect at the end of November, and the warmer than usual weather. However, retail electric kilowatt hour sales were up 6.9 percent in the fourth quarter of 1994, compared to the same quarter in 1993. Total retail electric sales increased 9.3 percent in 1994 compared to the previous year. Underlying sales growth for the year, adjusted for the impact of an unusually hot summer and warm winter, is estimated to be about 4.5 percent.

Gas revenues for the fourth quarter totaled $69.8 million, down $9.9 million from the comparable period in 1993, due to the warmest December recorded in New Mexico since 1962. Gas gross margin for the quarter was $5.2 million below 1993, due in part to a pre-tax charge of $2.7 million, or about 4 cents a share, related to the write-off of regulatory reserves and certain costs connected with the sale of the Company's gas gathering and processing assets.

PNM operating revenues for 1994 totaled $904.7 million, up 3.5 percent from 1993 total operating revenues of $873.9 million. Electric revenues were $621.8 million, up $32.1 million, or 5.4 percent, over 1993 electric revenues.

Gas revenues totaled $269.5 million in 1994, down about $1.6 million, compared to 1993 gas revenues of $271.1 million.

PNM President and Chief Executive Officer Ben Montoya said he was "elated" by the company's return to profitability in 1994. "Over the last 18 months, we have made solid progress toward improving our financial health and restoring shareholder value," Montoya said. "Our strategy of reducing debt, cutting costs, and improving operating efficiency is beginning to show results."

PNM reduced interest expense by about $15.2 million last year, from $85.8 million in 1993 to $70.6 million in 1994. After adjusting for the reclassification of $5 million in Palo Verde decommissioning costs from Operating and Maintenance expenses to Depreciation expenses, O & M expenses for 1994 were basically unchanged from the previous year.
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The largest publicly-traded company headquartered in New Mexico, PNM is a gas and electric utility serving about 1.1 million people in over 100 communities around the state. The Company's stock is traded on the NYSE under the symbol PNM.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Public Service Company of New Mexico
                                 (Registrant)



Date:  January 27, 1995            /s/ Donna M. Burnett
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                             Donna M. Burnett
                             Corporate Controller and
                             Chief Accounting Officer